Exhibit 99.1
Hi Team,
I’d like to share an important decision by Wayfair’s Board of Directors. This week, the Board approved a performance-based equity award for Niraj Shah, our CEO, and my business partner of 30 years. This is a long-term, 10-year, equity award that only vests if Wayfair delivers significant long-term value and meets ambitious performance benchmarks (reaching many multiples of its current value today).
We believe retaining consistent, founder-led leadership is one of the most important levers we have for long-term success as we’re at another exciting inflection point with our business. We’ve returned to profitability, are taking market share and growing. We’re focused on scaling with discipline and durability to be the number one destination in Home.
Given this award for Niraj, you may be wondering what this means for me. As the business evolved, so has my role. As some of you may remember, I stepped away from the CTO role in 2015, and over the past ten years, I’ve focused on bringing great talent into the organization. As new leaders have taken on roles I once held, I’ve been intentional about stepping back to give them full ownership and space to lead. As a result my involvement in day-to-day operations is far less today than it was a decade ago. Looking ahead, I’ll continue to stay engaged—as co-chairman, mentor, spokesperson, and champion of your work—just as I have over the past few years.
I know announcements like this can raise questions. I am aiming to be fully transparent by sharing that:
●This award does not impact employee compensation budgets, raises, or promotion decisions.
●It reinforces long-term accountability—not short-term rewards.
●The performance hurdles require sustained performance at multiples of our stock price today. The first tranche is not eligible for vesting for at least two years and has a hurdle of ~2x our current share price. Vesting and hurdles go up from there.
●The award could grant up to 5 million shares and be worth more than $1B if the company is worth over 7x what it is today, but the award is tied entirely to ambitious performance hurdles. If these goals are not met, the award will not vest and will be worthless.
●The award only remains in place while Niraj is CEO.

A Focus on Long-Term Success
One of the things that sets Wayfair apart from many of our competitors is that Niraj and I have always approached this business as owners. Our personal identities are tied to Wayfair, and we care deeply about its long-term success.
Over the past several months, the Board and I have had thoughtful conversations about what the next decade looks like for Wayfair. Niraj is energized and committed to continuing as CEO for the foreseeable future, and we strongly believe he is the right person to continue leading the business.
The structure of the award is intentionally designed to be exciting for everyone invested in Wayfair. For shareholders and investors, it reinforces our belief in founder-led leadership and strengthens alignment around long-term value creation. For all of us working to build Wayfair, if we achieve these goals, it means we’ve built a stronger, more valuable company—one that can reinvest in its people, increase the value of our equity, and expand opportunities for growth across the organization.
A Shared Journey
Niraj and I have been working to build Wayfair for 23 years and have certainly seen a lot change. We’ve experienced nearly every stage a company can go through—from two partners building something from the ground up, to going public and becoming a nationally recognized brand. Along the way, we’ve built teams, grown capabilities, and worked through every phase of what it takes to scale a lasting business. Through it all, Niraj has led with clarity, optimism, and a deep conviction in Wayfair’s long-term potential. His leadership has shaped the company’s values and direction—and helped make it the kind of place where curious, humble, and driven people thrive.
As my parents always told me, it’s important to have goals. The Board and I feel that the CEO having a clear goal to double the stock in the near-term and get the stock over $675 within the next decade is very exciting and reflects a belief in what’s possible. I’ve personally never been more excited about the future of Wayfair.
Steve